THE ALGER FUNDS II

Rule 18f-3

Multiple Class Plan, as Amended

The Alger Funds II (the “Trust,” and each series of the Trust, a “Fund”) has elected to rely on Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”), in offering multiple classes of shares with differing distribution arrangements, voting rights and exchange and conversion features.

Pursuant to Rule 18f-3, the Board of Trustees of the Trust (the “Board” or the “Trustees”) has approved and adopted this amended written plan (the “Plan”) specifying the differences among the classes of shares to be offered by the Funds, including those, if any, pertaining to shareholder services, distribution arrangements, expense allocations, and conversion and exchange features. Prior to offering any new or amended classes described herein, the Plan will be filed as an exhibit to the Funds’ respective registration statements. Not all Funds may offer all the classes described in this Plan and, to the extent that a Fund does not, those provisions of the Plan are not applicable to that Fund.

I.	ATTRIBUTES OF SHARE CLASSES

Each share of a Fund represents an equal pro rata interest in the Fund and, except as set forth below, has identical voting rights, powers, qualifications, terms and conditions and, in proportion to each share’s net asset value, liquidation rights and preferences. The classes differ in that: (a) each class has a different class designation; (b) only the Class A Shares are subject to a front-end sales charge (“FESC”); (c) only the Class C Shares are subject to contingent deferred sales charges (“CDSCs”), except that certain Class A Shares may also be subject to a CDSC; (d) Class A, Class C, and Class I Shares are subject to different distribution and shareholder servicing fees (“Rule 12b-1 fees”) under plans adopted pursuant to Rule 12b-1 under the 1940 Act (each a “Rule 12b-1 Plan”); (e) to the extent that one class alone is affected by a matter submitted to a vote of the shareholders, then only that class has voting power on the matter; (f) the exchange privileges of each class may differ from those of the other classes; (g) Class C Shares may automatically convert to Class A Shares after designated holding periods; and (h) Class A, Class C, Class I, Class Y, and Class Z Shares are subject to different fees, including transfer agency, sub-transfer agency, and shareholder administrative services fees pursuant to agreements approved by the Board.

A.	CLASS A SHARES

Class A Shares are generally sold to (1) retail and institutional customers and (2) persons entitled to exchange into Class A Shares under the exchange privileges of the Trust.

1. Sales Loads. Class A Shares are sold subject to the current maximum FESC (with scheduled variations or eliminations of the sales charge, as permitted by the 1940 Act), except that certain Class A Shares for which the FESC has been eliminated may instead be subject to a CDSC.

2. Rule 12b-1 Fees. Class A Shares are subject to a Rule 12b-1 fee pursuant to the Class A Shares’ Rule 12b-1 Plan, for distribution and shareholder servicing services, of 0.25% of the average daily net assets of Class A Shares. Each Fund may pay the distributor, Fred Alger & Company, LLC (“Alger & Co.”), from the Rule 12b-1 fee, up to 0.25% of the value of the average daily net assets of its Class A Shares for ongoing servicing and/or maintenance of shareholder accounts.

3. Class Expenses. No expenses are allocated particularly to Class A Shares other than (i) the Rule 12b-1 fee and (ii) other expenses, not including advisory or custodial fees or other expenses related to the management of the Fund’s assets, provided these expenses are actually incurred in a different amount by Class A Shares, or if Class A Shares receive services of a different kind or to a different degree than other classes.

4. Exchange Privileges and Conversion Features. Class A Shares are exchangeable for Class A Shares of the other Funds of the Trust, Class A Shares of The Alger Funds, Class A Shares of Alger Global Focus Fund and Class A Shares of The Alger Institutional Funds. Additionally, the Board has authorized Fred Alger Management, LLC to grant permission from time to time for omnibus accounts to exchange Class A Shares for Class I Shares or Class Z Shares of the same Fund of the Trust or to exchange Class C Shares for Class A Shares of the same Fund of the Trust. Class A Shares have no conversion features.

B.	CLASS C SHARES

Class C Shares are generally sold to (1) retail and institutional customers and (2) persons entitled to exchange into Class C Shares under the exchange privileges of the Trust.

1. Sales Loads. Class C Shares are subject to a CDSC (with scheduled variations or eliminations of the sales charge, as permitted by the 1940 Act).

2. Rule 12b-1 Fees. Class C Shares are subject to a Rule 12b-1 fee pursuant to the Class C Shares’ Rule 12b-1 Plan, for distribution and shareholder servicing services, of 1.00% of the average daily net assets of Class C Shares. Each Fund may pay Alger & Co., from the Rule 12b-1 fee, up to 0.25% of the value of the average daily net assets of its Class C Shares for ongoing servicing and/or maintenance of shareholder accounts. Each Fund may pay Alger & Co., from the Rule 12b-1 fee, up to 0.75% of the value of the average daily net assets of its Class C Shares for distribution.

3. Class Expenses. No expenses are allocated particularly to Class C Shares other than (i) the Rule 12b-1 fee and (ii) other expenses, not including advisory or custodial fees or other expenses related to the management of the Fund’s assets, provided these expenses are actually incurred in a different amount by Class C Shares, or if Class C Shares receive services of a different kind or to a different degree than other classes.

4. Exchange Privileges and Conversion Features. Class C Shares are exchangeable for Class C Shares of the other Funds of the Trust, Class C Shares of The Alger Funds, Class C Shares of Alger Global Focus Fund and for Class C Shares of The Alger Institutional Funds. Additionally, the Board has authorized Fred Alger Management, LLC to grant permission from time to time for omnibus accounts to exchange Class C Shares for Class A Shares, Class I Shares, or Class Z Shares of the same Fund of the Trust. Class C Shares may automatically convert to Class A Shares eight years after purchase or at such other time as set forth in the applicable prospectus of the Fund.

C.	CLASS I SHARES

Class I Shares are generally sold to (1) institutional customers, and (2) persons entitled to exchange into Class I Shares under the exchange privileges of the Trust.

1. Sales Loads. Class I Shares are not subject to an FESC or CDSC.

2. Rule 12b-1 Fees. Class I Shares are subject to a Rule 12b-1 fee pursuant to the Class I Shares’ Rule 12b-1 Plan, for distribution and shareholder servicing services, of 0.25% of the average daily net assets of Class I Shares. Each Fund may pay Alger & Co., from the Rule 12b-1 fee, up to 0.25% of the value of the average daily net assets of its Class I Shares for ongoing servicing and/or maintenance of shareholder accounts.

3. Class Expenses. No expenses are allocated particularly to Class I Shares other than (i) the Rule 12b-1 fee and (ii) other expenses, not including advisory or custodial fees or other expenses related to the management of the Fund’s assets, provided these expenses are actually incurred in a different amount by Class I Shares, or if Class I Shares receive services of a different kind or to a different degree than other classes.

4. Exchange Privileges and Conversion Features. Class I Shares are exchangeable for Class I Shares of the other Funds of the Trust, Class I Shares of The Alger Institutional Funds, Class I Shares of The Alger Funds, or Class I Shares of Alger Global Focus Fund. Additionally, the Board has authorized Fred Alger Management, LLC to grant permission from time to time for omnibus accounts to exchange Class A Shares or Class C Shares for Class I Shares of the same Fund of the Trust. There are no conversion features associated with Class I Shares.

D.	CLASS Y SHARES

Class Y Shares are generally sold to (1) institutional customers and (2) persons entitled to exchange into Class Y Shares under the exchange privileges of the Trust.

1. Sales Loads. Class Y Shares are not subject to an FESC or CDSC.

2. Rule 12b-1 Fees. Class Y Shares are not subject to a Rule 12b-1 fee.

3. Class Expenses. No expenses are allocated particularly to Class Y Shares other than other expenses, not including advisory or custodial fees or other expenses related to the management of the Fund’s assets, provided these expenses are actually incurred in a different amount by Class Y Shares, or if Class Y Shares receive services of a different kind or to a different degree than other classes.

4. Exchange Privileges and Conversion Features. Class Y Shares are exchangeable for Class Y Shares of the other Funds of the Trust. From time to time, omnibus accounts may be permitted to exchange Class A Shares, Class I Shares, or Class Z Shares for Class Y Shares of the same Fund of the Trust for Class Y Shares. Additionally, Class Y Shares held in non-retirement accounts may be converted to Class I Shares of the same Fund of the Trust, and Class Y Shares held in retirement accounts may be converted to Class Z shares of the same Fund of the Trust, if a shareholder no longer satisfies the minimum investment requirements or other conditions of eligibility to participate in Class Y Shares as are set forth in the applicable prospectus or statement of additional information of the Fund. A shareholder must be given 60 days’ prior notice of any such proposed conversion. Any such conversion will be effected on the basis of the relative net asset value of the two classes, without the imposition of any sales load, fee, or other charge.

E.	CLASS Z SHARES

Class Z Shares are generally sold to (1) institutional customers and (2) persons entitled to exchange into Class Z Shares under the exchange privileges of the Trust.

1. Sales Loads. Class Z Shares are not subject to an FESC or CDSC.

2. Rule 12b-1 Fees. Class Z Shares are not subject to a Rule 12b-1 fee.

3. Class Expenses. No expenses are allocated particularly to Class Z Shares other than other expenses, not including advisory or custodial fees or other expenses related to the management of the Fund’s assets, provided these expenses are actually incurred in a different amount by Class Z Shares, or if Class Z Shares receive services of a different kind or to a different degree than other classes.

4. Exchange Privileges and Conversion Features. Class Z Shares are exchangeable for Class Z Shares of the Funds of the Trust, Class Z Shares of The Alger Funds, Class Z Shares of Alger Global Focus Fund, and Class Z Shares and Class Z-2 Shares of The Alger Institutional Funds. Additionally, the Board has authorized Fred Alger Management, LLC to grant permission from time to time for omnibus accounts to exchange Class A Shares or Class C Shares for Class Z Shares of the same Fund of the Trust. Class Z Shares have no conversion features.

F.	ADDITIONAL CLASSES

In the future, each Fund may offer additional classes of shares which differ from the classes discussed above. However, any additional classes of shares must be approved by the Board, and the Plan must be amended to describe those classes.

II.	APPROVAL OF MULTIPLE CLASS PLAN

The Board, including a majority of the Trustees who are not “interested persons” (as defined in the 1940 Act) of the Trust, must approve the Plan initially. In addition, the Board must approve any material changes to the classes and the Plan prior to their implementation. The Board must find that the Plan is in the best interests of each class individually and each Fund as a whole. In making its findings, the Board should focus on, among other things, the relationships among the classes and examine potential conflicts of interest among classes regarding the allocation of fees, services, waivers and reimbursements of expenses, and voting rights. Most significantly, the Board should evaluate the level of services provided to each class and the cost of those services to ensure that the services are appropriate and that the costs thereof are reasonable. In accordance with the foregoing provisions of this section II, the Board has approved and adopted this Plan, as amended, as of the date written below.

III.	DIVIDENDS AND DISTRIBUTIONS

Because of the differences in fees described above, the dividends payable to shareholders of one class will differ from the dividends payable to shareholders of the other classes. Dividends paid to each class of shares in each Fund will, however, be declared and paid at the same time and, except for the differences in expenses listed above, will be determined in the same manner and paid in the same amounts per outstanding shares.

IV.	EXPENSE ALLOCATIONS

Income, realized and unrealized capital gains and losses, and Fund expenses not allocated to a particular class shall be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the Fund.

V.	EXPENSE WAIVER AND REIMBURSEMENT

The Fund’s advisor, distributor or any other provider of services to the Fund may waive or reimburse all or a portion of:

(i) a Class Expense, as described above, or

(ii) a pro rata allocation of the Fund’s expense other than a Class Expense (not including advisory or custodial fees or other expenses related to the management of the Fund’s assets) to a share class.

As revised: December 15, 2020